Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andrew Blanchard

Investor Relations

Tel 978.370.2425

investorrelations@teradyne.com

Teradyne Appoints Sanjay Mehta as New Chief Financial Officer

NORTH READING, Mass. – April 4, 2019 – Teradyne, Inc. (NASDAQ: TER) today announced that Sanjay Mehta will join the company on April 25, 2019 as Vice President and Chief Financial Officer, replacing Gregory Beecher who announced his planned retirement earlier this year. Reporting to CEO Mark Jagiela, Mr. Mehta will lead Teradyne’s global finance, operations and information technology organizations.

Mr. Mehta joins Teradyne from Qualcomm where he served in senior financial and leadership roles in Qualcomm’s semiconductor group (QCT), including segment Chief Financial Officer from 2010 to 2015. Most recently, he was Senior Vice President and General Manager of the Compute and XR Business from 2018 and President of QCT China from 2016 to 2018. Prior to joining Qualcomm in 2004, he held several progressive finance and marketing roles at Nortel Networks. Mr. Mehta started his career in 1992 at Price Waterhouse Canada and qualified as a Chartered Accountant in 1995.

“Sanjay brings strong financial leadership and semiconductor industry experience to Teradyne and we’re excited to have him join our team,” said Teradyne President and CEO Mark Jagiela. “His experience balancing financial discipline with high growth on a global scale makes him a great partner as we continue to expand Teradyne’s test and industrial automation businesses.”

Mr. Jagiela continued, “I want to thank Greg for the transformational contributions he made as Teradyne’s CFO over the last 18 years and for the invaluable counsel he’s provided to me over that time. We all wish him the best in his well-earned retirement. Greg will continue at Teradyne for several months as Vice President and Senior Advisor to ensure an orderly transition.”

About Teradyne

Teradyne (NASDAQ:TER) is a leading supplier of automation equipment for test and industrial applications. Teradyne Automatic Test Equipment (ATE) is used to test semiconductors, wireless products, data storage and complex electronic systems, which serve consumer, communications, industrial and government customers. Our Industrial Automation products include collaborative robots, autonomous mobile robots and sensing and simulation software, used by global manufacturing and industrial customers to improve quality and increase manufacturing efficiency. In 2018, Teradyne had revenue of $2.1 billion and currently employs approximately 4,900 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.

Forward-Looking Statements

This release contains forward-looking statements regarding Teradyne’s future business and financial performance. Such statements are based on the current assumptions and expectations of Teradyne’s management and are neither promises nor guarantees of future performance or events. There can be no assurance that these forward-looking statements will be achieved. The forward-looking statements provided by Teradyne in this press release represent management’s views as of the date of this release. While Teradyne may elect to update these forward-looking statements at some point in the future, Teradyne specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Teradyne’s views as of any date subsequent to the date of this release.

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